Exhibit n.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Capital Ltd.:

We consent to the use of our report, dated April 29, 2008, incorporated by reference herein for Solar Capital LLC and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Selected Financial and Other Data” in the prospectus.

New York, New York

June 9, 2008